Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KINDLY MD, INC.

Kindly MD, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on December 17, 2025 (the “Certificate of Incorporation”).

2.	Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“ARTICLE I

NAME OF THE CORPORATION

The name of the Corporation is Nakamoto Inc. (the “Corporation”).”

3.	Article XII of the Certificate of Incorporation is hereby amended to replace all uses of 5097 South 900 East, Suite 100, Salt Lake City, UT 84117 with 300 10th Ave South, Nashville, TN 37203.

4.	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

6.	This Certificate of Amendment shall become effective as of 12:01 a.m. E.T. on the 21st day of January, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kyle Simon, its General Counsel & Secretary, this 16th day of January, 2026.

By:	/s/ Kyle Simon
Name:	Kyle Simon
Title:	General Counsel & Secretary